Exhibit 99.1

UNIGENE AND TARIX PHARMACEUTICALS REPORT HIGHLY INCREASED ORAL
BIOAVAILABILITY OF “PEPTELLIGENCE-ENGINEERED” TXA127

- Companies Agree to Definitive Licensing Agreement Following Successful Completion of Feasibility Study of Orally Administered Peptide -

September 19, 2012 – Boonton, NJ and Cambridge, MA – Unigene Laboratories, Inc. (OTCBB: UGNE) and Tarix Pharmaceuticals today announced the successful completion of a feasibility study of an oral formulation of TXA127, Tarix’s lead peptide drug candidate.  Data from the feasibility study demonstrated that the oral formulation of TXA127 produced extremely high exposure in the blood that resulted in a several-fold increase in bioavailability as compared to the oral delivery of the unformulated drug, and was equal to or greater than that achieved by the current subcutaneous formulation.

The oral formulation, developed jointly by Unigene and Tarix under a previously agreed upon feasibility program, leverages Unigene’s Peptelligence™ technology platform to enable enhanced oral delivery of TXA127. Tarix is developing TXA127 for multiple therapeutic indications, including enhancement of engraftment following peripheral blood and cord blood stem cell transplantation, reduction in GVHD and mucositis following allogeneic stem cell transplantation, and peripheral vascular disease. In September 2011, TXA127 was granted orphan drug status by the U.S. Food and Drug Administration (FDA) for the treatment of pulmonary arterial hypertension (PAH), a rare disease resulting from insufficient cardiac output.  Unigene’s Peptelligence™ platform comprises peptide oral drug delivery and manufacturing assets, expertise and capabilities.

Ashleigh Palmer, Unigene’s Chief Executive Officer, commented, “The results of the TXA127 feasibility study exceeded our expectations and clearly indicate that Unigene’s Peptelligence™ platform is the gold-standard for developing orally administered peptides.  Not only did the oral formulation of TXA127 deliver the drug successfully, data from the study showed that it produced a highly significant increase in bioavailability. We greatly look forward to extending our relationship with Tarix and its development of the oral formulation of TXA127, as well as advancing the 13 additional feasibility programs evaluating our Peptelligence™ platform.”

Rick Franklin, M.D., Ph.D., Chief Executive Officer of Tarix, commented, “The ability to deliver TXA127 orally, and do so in a manner that improves the performance of the drug, significantly enhances its therapeutic potential for the multiple conditions we are pursuing, while also serving to increase its overall value and marketability. We couldn’t be more excited by the results of the feasibility study and the performance of Unigene’s Peptelligence™ technology. We look forward to applying Unigene’s technology to our other peptides.”

According to the terms of the feasibility program, Tarix will have an exclusive worldwide license to Unigene’s technology covering the use of that technology with Angiotensin (1-7), the pharmaceutical ingredient in TXA127, as well as its functional equivalents, analogues or derivatives.  In return for the license, Tarix will pay Unigene a percentage of revenues derived from the direct sales of the product by Tarix or from up-front, milestone or royalties received by Tarix from a third-party sublicensee.

About TXA127

TXA127 is a pharmaceutical formulation of the naturally occurring peptide, Angiotensin (1-7).  Tarix is developing TXA127 for multiple therapeutic indications, including enhancement of engraftment following peripheral blood and cord blood stem cell transplantation, acute respiratory distress syndrome (ARDS), and pulmonary arterial hypertension (PAH). TXA127 has been granted orphan drug status by the U.S. Food and Drug Administration (FDA) as a treatment for pulmonary arterial hypertension, to enhance engraftment in patients receiving a stem cell transplant, and for Myelodysplastic Syndrome (MDS). Tarix is developing a related peptide, PanCyte, for stroke and diabetes.

About Tarix Pharmaceuticals

Tarix Pharmaceuticals is a clinical stage biopharmaceutical company developing peptide drugs to address significant unmet medical needs. The Company’s lead product, TXA127, is a pharmaceutical formulation of the naturally occurring peptide, Angiotensin (1-7). TXA127 is currently in a Phase II clinical trial for peripheral blood stem cell engraftment, and in earlier-stage trials for cord blood transplantation. TXA127 is also being developed, under grants from the US government, as a treatment for radiation exposure.

Tarix’s second product, PanCyte, is a synthetic, long-acting analogue of Angiotensin (1-7). PanCyte is in pre-clinical development focused on several disease areas with serious unmet medical need.

About Unigene Laboratories, Inc.

Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform.  Peptelligence™ encompasses extensive intellectual property covering drug delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence.  Core Peptelligence™ assets include proprietary oral and nasal peptide drug delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including statements relating to the development of TXA127, including therapeutic indications, the development of the oral formulation of TXA127, additional feasibility programs evaluating Peptelligence™, application of Unigene technology to Tarix’s other peptides, the licensing and financial arrangements between Unigene and Tarix for use of Unigene technology, Tarix’s development of PanCyte, .  These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to, the risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

For Investors & Media:
Joshua Drumm, Ph.D. / Jason Rando
Tiberend Strategic Advisors, Inc.
(212) 827-0020
jdrumm@tiberend.com
jrando@tiberend.com

Source:  Unigene Laboratories, Inc.